Exhibit 99.4

CYMER, INC.

2011 Equity Incentive Plan

STOCK UNIT GRANT NOTICE

Cymer, Inc. (the “Company”), pursuant to Section 7(c) of its 2011 Equity Incentive Plan (the “Plan”), hereby awards to you as a Participant under the Plan a Stock Unit for the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Stock Unit Agreement and the Plan, copies of which are available via your E*Trade account, and if you are an Employee, the Plan is available on the the Company’s Intranet under the Human Resources section. The terms of the Plan and Stock Unit Agreement are incorporated herein in their entirety.

Participant:

Grant Number:

Grant Date:

Number of Shares Subject to Award:

Consideration: Your Services to the Company

Vesting Schedule: The shares subject to this Award will vest in accordance with the following schedule, provided that the vesting will cease upon the termination of Participant’s Continuous Service:

Additional Terms/Acknowledgements: By either executing this Grant Notice or indicating acceptance of this Award via the procedures specified in your E*Trade account, you acknowledge receipt of, and understand and agree to, this Stock Unit Grant Notice, the Stock Unit Agreement and the Plan. You also acknowledge receipt of the 2011 Equity Incentive Plan Prospectus and any supplement applicable in your jurisdiction of residence; provided, however, that if you are an Employee, you acknowledge that the Prospectus is available for your review on the Company’s Intranet under the Human Resources section and that you also may receive a paper version of the Prospectus, together with any supplement applicable in your jurisdiction of residence, upon your request.

You further acknowledge that as of the Grant Date, this Stock Unit Grant Notice, the Stock Unit Agreement, and the Plan set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company pursuant to this Award and supersede all prior oral and written agreements on that subject with the exception of (i) Stock Awards (as defined in the Plan) previously granted and delivered to you under the Plan, and (ii) the following agreements only:

Other Agreements:

PARTICIPANT		CYMER, INC.

By:
	Signature		Signature
Name:		Name:
	Print		Print
Date:		Title:

Date: